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Exhibit 10.3

TERMS AND CONDITIONS OF
PERFORMANCE SHARE AWARDS ISSUED PURSUANT TO DEFERRED STOCK PROVISIONS OF
THE IHOP CORP. 2001 STOCK INCENTIVE PLAN

1.    ESTABLISHMENT OF THE TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARDS ISSUED PURSUANT TO DEFERRED STOCK PROVISIONS OF THE IHOP CORP. 2001 STOCK INCENTIVE PLAN AND DEFINITIONS.

  (a)    The following Performance Share Awards Terms and Conditions (the "Terms and Conditions") was established by the Board of Directors of IHOP Corp. (the "Company") on February 24, 2004, pursuant to the Company's 2001 Stock Incentive Plan. The Performance Share Awards Terms and Conditions is intended to govern the Terms and Conditions of Deferred Stock (as defined in the Company's 2001 Stock Incentive Plan, also referred to herein as Performance Shares) to be awarded hereunder.(1) The initial Performance Cycle under the Performance Share Awards granted hereunder commenced as of January 1, 2004.    Any capitalized terms not defined herein shall have the meaning set forth in the Company's 2001 Stock Incentive Plan. In the event of a conflict between the provisions of the Company's 2001 Stock Incentive Plan and these Terms and Conditions, the provisions of the Company's 2001 Stock Incentive Plan shall prevail.

    (1)
    For the avoidance of confusion or doubt, grantees of awards under the Terms and Conditions shall be treated as holders of Deferred Stock under the Company's 2001 Stock Incentive Plan and shall not be treated as holders of Restricted Stock or Performance Shares (each as defined in the Company's 2001 Stock Incentive Plan).

  (b)    For purposes of these Terms and Conditions, the terms listed below shall have the following meanings:

    (1)
    Earned Award refers to the number of Performance Shares actually earned for a Performance Cycle under these Terms and Conditions.

    (2)
    Net Cash Flow from Operating Activities refers to the aggregate 3-year net cash flow from the consolidating operating activities of the Company for the Performance Cycle.

    (3)
    Participant refers to a recipient of a Target Award.

    (4)
    Peer Restaurants refers to the group of restaurants and restaurant holding companies designated by the Committee for use in comparing IHOP Corp.'s performance for purposes of this Terms and Conditions. From time to time, the Committee may deem it necessary to revise the composition of the Peer Restaurants.

    (5)
    Performance Cycle refers to a period of time consisting of three consecutive fiscal years.

    (6)
    Performance Share refers to an award unit.

    (7)
    Performance Shares Award Agreement refers to a written agreement between IHOP Corp. and a Participant with respect to a Target Award.

    (8)
    Stock Option Plan refers to the IHOP Corp. 2001 Stock Incentive Plan.

    (9)
    Target Award refers to a Performance Share grant made pursuant to these Terms and Conditions.

    (10)
    Total Shareholder Return refers to the change in value of the Company's common stock over a Performance Cycle, plus dividends paid over such Performance Cycle, expressed as a percentage of the closing price of the Company's common stock on the business day prior to the first day of the Performance Cycle.

2.    ADMINISTRATION OF THE TERMS AND CONDITIONS.

  (a)    The Terms and Conditions shall be administered by the Committee.

  (b)    The Committee shall meet at such times and places and upon such notice as the Committee's Chairperson determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any duly noticed meeting at which a quorum is present and shall be by majority vote of those members entitled to vote or, if in writing, by unanimous written consent.

  (c)    The Committee shall determine which Eligible Employees of IHOP Corp. or its subsidiaries shall be granted awards under these Terms and Conditions, the timing of such awards, the terms thereof and the number of Performance Shares subject to each award.

  (d)    The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of these Terms and Conditions, to construe and interpret these Terms and Conditions, its rules and regulations, and the instruments evidencing awards granted under these Terms and Conditions, and to make all other determinations deemed necessary or advisable for the administration of these Terms and Conditions. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

3.    PERFORMANCE SHARES SUBJECT TO THESE TERMS AND CONDITIONS.

  (a)    Target Awards may be granted under these Terms and Conditions to Participants for an aggregate of not more than 600,000 Performance Shares. Performance Shares that are forfeited shall again be available for Target Awards under the Stock Option Plan. In the event that the number of shares of Common Stock available for grant under the Stock Option Plan is not sufficient to accommodate the Earned Awards, then the remaining shares of Common Stock available for Earned Awards shall be granted to Participants on a pro-rata basis. No further grants shall be made until such time, if any, as additional shares of Common Stock become available for grant under the Stock Option Plan through action of the Board and/or the stockholders of the Company to increase the number of shares of Common Stock that may be issued under the Stock Option Plan or through cancellation or expiration of awards previously granted hereunder.

4.    PERFORMANCE CYCLES.

        A new Performance Cycle begins at the start of each Company fiscal year and continues until the end of the third consecutive fiscal year.

5.    TARGET AWARD.

        Each Participant will be granted a Target Award at the beginning of each Performance Cycle. The size of the Target Award (i.e., the number of Performance Shares granted) will be based on position level, desired pay positioning, other long-term incentive grants, and any other considerations deemed pertinent by the Committee. Participants may earn from zero times to one and one-half times the Target Award based on IHOP Corp.'s performance, as described in Section 6. At the Committee's direction, the Company's Director of Compensation, Benefits and HRIS will prepare a "Performance Shares Award Agreement" evidencing the amount and terms of such Participant's Target Award.

6.    PERFORMANCE MEASUREMENT AND EARNING OF AWARDS

        Performance Shares are earned based on both Net Cash Flow From Operating Activities and the Company's Total Shareholder Return relative to the Peer Restaurants during the respective Performance Cycle, stated as a percentile ranking where 100% represents the best performing Peer and 0% represents the worst performing Peer. At the beginning of each Performance Cycle, the Committee shall establish the specific performance measure or measures to be used and the schedule for calculating the number of Performance Shares (as a multiple of the Target Award) actually earned. Participants will earn Performance Shares only upon the attainment of the performance goals established by the Committee.

7.    EXTRAORDINARY EVENTS

        If extraordinary events occur during a Performance Cycle which alter the basis upon which the performance measurement(s) is calculated, such calculation may be adjusted, with the Committee's approval, to exclude the effect of these events. Events warranting such action may include, but are not limited to, major acquisitions or divestitures, significant changes in accounting practices, or a recapitalization of the Company. Notwithstanding the foregoing, the Committee shall not have the discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goals.

8.    VALUE AND PAYMENT OF EARNED AWARDS.

        The value payable to a Participant shall equal the Earned Award and will paid as follows:

  (i)
  One-half of the earned award will be in the form of Common Shares of IHOP Corp. stock, issued under the Stock Option Plan; and

  (ii)
  One-half will be in the form of a cash payment, less applicable withholding taxes. The cash payment will be based on one-half of the Earned Award multiplied by the Closing Price of IHOP Corp. stock on the last day of the Performance Cycle.

  (iii)
  The stock and cash payments shall be made within 90 days following the end of the Performance Cycle or deposited to the Participant's account if deferred under a Company-sponsored deferral plan.

9.    TERMINATION OF EMPLOYMENT

        Termination of employment with the Company or its Subsidiaries prior to the end of the Performance Cycle for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an Earned Award under these Terms and Conditions, subject to the following exceptions. In the event of termination by reason of death, Disability, or Retirement, the Participant (or the Participant's beneficiary or estate in the event of death) will be eligible to receive a pro-rata Earned Award based on the time employed during the Performance Cycle, rounded to the nearest complete month. Payment of pro-rata Earned Awards shall be governed by all other applicable provisions of these Terms and Conditions.

        Notwithstanding these or any other provisions of these Terms and Conditions, the Committee may, in its sole discretion, authorize continued participation, pro-ration, or early distribution (or a combination thereof) of Earned Awards which would otherwise be forfeited.

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TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARDS ISSUED PURSUANT TO DEFERRED STOCK PROVISIONS OF THE IHOP CORP. 2001 STOCK INCENTIVE PLAN